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                                                                   Exhibit(h)(1)

                            ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of the 1st day of July, 2003, by and between MMA PRAXIS MUTUAL FUNDS, a Delaware business trust (the "Company"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (the "Administrator" or "BISYS"), an Ohio corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest or common stock ("Shares");

      WHEREAS, the Company and BISYS entered into an Administration Agreement dated December 31, 1998 (the "1998 Agreement"), whereby BISYS agreed to perform administration services for the Company, which has continued in effect through the date hereof; and

      WHEREAS, the Company desires the Administrator to continue to provide, and the Administrator is willing to provide, management and administrative services to each series of the Company, all as now or hereafter may be established from time to time ("Portfolios"), on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

      The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

      ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Board of Trustees/Directors of the Company (hereafter referred to as the "Directors") with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

      The Administrator shall provide the Company with regulator reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other
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services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, the Administrator shall make reports to the Company's Directors concerning the performance of its obligations hereunder.

      Without limiting the generality of the foregoing, the Administrator shall:

            (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

            (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials, and file the same upon receipt of necessary authorizations and executions;

            (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares and to maintain the Company's existence and good standing under applicable state law;

            (d) develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes:

            (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

            (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

            (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

            (h) coordinate and supervise the preparation and filing of the Company's tax returns;



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            (i) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Directors, report to the Board on the performance of organizations;

            (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

            (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

            (l) provide individuals reasonably acceptable to the Company's Directors to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Directors;

            (m) advise the Company and its Directors on matters concerning the Company and its affairs;

            (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Directors;

            (o) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

            (p) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

            (q) maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust and By-Laws; provide appropriate personnel to attend Board meetings, and produce and distribute materials for Board meetings, including relevant sections of the Board materials pertaining to the responsibilities of the Administrator;

            (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable;

            (s) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and Form N-CSR and all required notices pursuant to Rule 24f-2;



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            (t) assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

            (u) monitor services provided under any non-12b-1 Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Company's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

            (v) provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto; assisting the Company in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Company in response to such routine or non-routine regulatory matter; and

            (w) assist the Company in preparing for Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of the Administrator, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, and (v) performing such other Board meeting functions as agreed by the parties;

            (x) prepare materials at the reasonable request of the Board based on financial and administrative data prepared by or available to Administrator;

            (y) assist each Fund with audits by responding to requests of and assisting independent auditors; providing information to the Securities and Exchange Commission (the "Commission") and facilitating the audit process and providing available office facilities to independent auditors.

            (z) arrange for payment of each Fund's expenses upon written authorization from such Fund;



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            (aa) file with the SEC the proxy voting record on Form N-PX if supplied by the Adviser or its agent; and

            (bb) subject to the BISYS Policies (as defined below), make a BISYS employee available to the Company to serve, upon designation as such by the Board, as its Chief Financial Officer (or under such other title to perform similar functions).

      The Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

      The Company agrees and acknowledges that BISYS' internal policies as amended from time to time ("BISYS Policies") are applicable to the service of any BISYS employee serving as a certifying officer or Chief Legal Officer of the Company (an "Employee/Executive Officer"), and that the service rendered by the Administrator under sub-section (bb) above is limited to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company.

      The Company shall assist and cooperate with BISYS (and shall take reasonable steps to cause its officers, investment adviser(s) and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of drafts of the Funds' Form N-CSR Reports, including Fund financial statements, so that BISYS may submit a draft Report to the Funds' Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least 10 days prior to the date the relevant Form N-CSR Report is to be filed. The relevant certifying officers ("Certifying Officers") and the Chief Legal Officer, if any, of the Fund shall be deemed to constitute the Fund DCP Committee in cases if no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee.

      The Company shall be responsible for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), and (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report. Unless otherwise expressly agreed in writing, the Chief Executive Officer of the Company, or person performing similar functions, shall not be an employee of BISYS.

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      ARTICLE 3. Allocation of Charges and Expenses.


      (a) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.

      (b) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers of the Company. Notwithstanding the foregoing, the Company shall not be required to reimburse any expenses to BISYS that are covered by the omnibus fees payable to BISYS, as set forth in the Omnibus Fee Agreement being entered into by the parties hereto as of the date hereof (the "Omnibus Fee Agreement").

      ARTICLE 4. Compensation of the Administrator.


      (a) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator the compensation set forth in the Omnibus Fee Agreement. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including, but not limited to, the travel and lodging expenses incurred by officers and employees in connection with attendance at Board meetings, for which such attendance is requested or agreed upon by the parties. Notwithstanding the foregoing, the Company shall not be required to reimburse any expenses to the Administrator that are covered by the omnibus fees payable to the Administrator, as set forth in the Omnibus Fee Agreement.

            If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

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      (b) Survival of Compensation Rights. All rights of compensation under this
Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 5. Standard of Care; Uncontrollable Events; Limitation of
Liability.


      (a) The Administrator shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by the Administrator in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder.

      (b) The Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Administrator assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the Administrator's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption, including by restoring any lost or damaged data.

      (c) The Administrator shall provide the Company, at such times as the Company may reasonably require, copies of the most recent reports rendered by independent public accountants on the internal controls and procedures of the Administrator relating to the services provided by the Administrator under this Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR SPECULATIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company,

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and that the Administrator may be or become interested in the Company as a
Shareholder or otherwise.

      ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

      ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may utilize agents in connection with its services hereunder and may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of administration services contemplated hereunder (a "Sub-Administrator). The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any agent, Sub-Administrator or other subcontractor and that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of any agent or Sub-Administrator as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      ARTICLE 9. Indemnification. The Company agrees to indemnify, defend and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (including reasonable investigation expenses) (collectively, "Losses") resulting from the Administrator's performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to the Administrator by the Company, the investment adviser, fund accountant, transfer agent or custodian thereof; provided that this indemnification shall not apply to the extent such Losses are caused by the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

      The Administrator shall indemnify, defend, and hold harmless the Company from and against Losses caused by the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

      If a BISYS employee serves as an Employee/Executive Officer of the Company, as long as such Employee/Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and so long as such Employee/Executive Officer would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the Employee/Executive Officer and BISYS and hold the Employee/Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer in his or her capacity as an Employee/Executive Officer of the Company.

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      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder. except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      ARTICLE 10. Amendments. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

      ARTICLE 11. Certain Records and Confidentiality. The Administrator shall maintain on behalf of the Company all books and records which the Company or the Administrator is required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with its duties specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be surrendered promptly to the Company on request and made available for inspection by the Company, or by the Commission (the "Commission") at reasonable times.

      The Administrator may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain the Administrator's files, records and documents created and maintained by the Administrator pursuant to this Agreement which are no longer

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needed by the Administrator in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by the Administrator for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

      In case of any request or demand for the inspection of such records by another party , the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records in any case where (i) disclosure is required by law, (ii) the Administrator is advised by counsel that it may incur liability for failure to make a disclosure, (iii) the Administrator is requested to divulge such information by duly-constituted authorities or court process, or (iv) the Administrator is requested to make a disclosure by the Company. The Administrator shall otherwise keep confidential all books and records relating to the Company. The Administrator shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iv) of the previous sentence, to the extent reasonably practicable.

      ARTICLE 12. Insurance. The Administrator shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, the Administrator shall provide evidence that coverage is in place. The Administrator shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. The Administrator shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by the Administrator under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      ARTICLE 13. Legal Advice; Reliance on Instructions. The Administrator may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with The Administrator's duties, and the Administrator shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. The Administrator shall notify the Company at any time the Administrator believes that it is in need of the advice of counsel (other than counsel in the regular employ of the Administrator or any affiliated companies) with regard to the Administrator's responsibilities and duties pursuant to this Agreement. After so notifying the Company, the Administrator, at its discretion, shall be entitled to seek, receive and act upon advice of the Company's legal counsel, such advice to be at the expense of the Company unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties.

      Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any

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officers, employees or agents of the Company until receipt of written notice thereof from the Company.

      ARTICLE 14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      ARTICLE 15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 16. Representations and Warranties. The Company represents and warrants to the Administrator that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      The Administrator represents and warrants that: (a) the various procedures and systems which the Administrator has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and the Administrator's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      ARTICLE 17. Privacy. Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to the Administrator, or collected or retained by the Administrator in the course of performing its duties shall be considered confidential information. The Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Administrator except at the direction of the Company or as required or permitted by law, including, without limitation, Regulation S-P. The Administrator represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company, consistent with Regulation S-P. The Company represents to the Administrator that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide the Administrator with a copy of that statement annually.

      ARTICLE 18. Reports. The Administrator shall furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by the Administrator, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

      ARTICLE 19. Miscellaneous.


      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein including but not limited to the 1998 Agreement.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (e) The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

      (f) The provisions of articles 4(b), 9, and the relevant provisions of Schedule A shall survive the termination of this Agreement.

      (g) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising out of this Agreement or otherwise.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          MMA PRAXIS MUTUAL FUNDS

                                          By:      /s/ John L. Leichty

                                          Title:   President

                                          BISYS FUND SERVICES OHIO, INC.

                                          By:      /s/ William Tomko

                                          Title:   President- Fund Services

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF JULY 1, 2003
                                     BETWEEN
                             MMA PRAXIS MUTUAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

Portfolios:    This Agreement shall apply to all Portfolios of MMA PRAXIS MUTUAL
               FUNDS, either nor or hereafter created (individually, the "Portfolio" and collectively, the "Portfolios"). The current
               Portfolios of the Company are set forth below:

                        MMA Praxis Intermediate Income Fund
                        MMA Praxis Growth Fund
                        MMA Praxis International Fund
                        MMA Value Index Fund

Term: Pursuant to Article 7, the term of this Agreement shall commence on July 1, 2003 and shall remain in effect through June 30, 2005 (the "Term"). During the Term, this Agreement may be terminated without penalty (i) by mutual agreement of the parties or (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause.

               For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty
               (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. The Administrator shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to the Administrator which is subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

               Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's reasonable cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

               If, for any reason other than (i) expiration of the Term, (ii) mutual agreement of the parties, (iii) "cause," as defined above, or (iv) the termination of a Portfolio's operations for legitimate economic reasons (e.g. diminished asset size), the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in
               Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

               In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

               The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.